Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Third Quarter 2012 Financial Results and Provides Updated Outlook

Core Plays Established; Company Embarks on Exploitation Phase

Company Expects to Produce in Excess of 40,000 Boe/d in 2013 on Average

HOUSTON, TEXAS — November 8, 2012 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) today announced its third quarter 2012 financial results and provided an updated outlook for 2013.

Net production for the third quarter increased to an average of 11,185 barrels of oil equivalent per day (Boe/d), of which 77% was oil and natural gas liquids (NGLs), compared to 3,924 Boe/d for the same period of 2011.  The increase was primarily attributable to the acquisitions of GeoResources, Inc. (“GeoResources”) and certain assets in East Texas (“East Texas Assets”), both of which closed in early August 2012.  Production for the third quarter was adversely impacted by Hurricane Isaac.

Revenues for the three months ended September 30, 2012 increased to $73.1 million, compared to $24.2 million for the three months ended September 30, 2011, largely due to increased production volumes related to the GeoResources and East Texas Assets acquisitions.  The Company realized 102% of the average NYMEX oil price, 41% of the average NYMEX oil price for NGLs and 120% of the average NYMEX natural gas price during the third quarter (including the effect of hedges).

Halcón reported a net loss for the quarter of $0.9 million, or $0.01 per diluted share, after adjusting for selected items (primarily related to the non-cash impact of derivatives and acquisition and merger transaction costs), compared to a net loss of $2.6 million, or $0.10 per diluted share in the comparable quarter of 2011 (see Selected Item Review and Reconciliation table for additional information).  Before adjusting for selected items, the Company reported a net loss available to common stockholders of $20.2 million, or $0.11 per diluted share for the quarter.

After adjusting for selected items, cash flow from operations before changes in working capital (see Condensed Consolidated Statements of Cash Flows and Selected Item Review and Reconciliation table for additional information) was $29.2 million for the quarter, or $0.15 per diluted share, compared to $9.4 million, or $0.36 per diluted share for the same period of 2011.  Halcón reported cash flow from operations before changes in working capital (see Condensed Consolidated Statements of Cash Flows for a reconciliation to net cash provided by operating activities), before adjusting for selected items, of $17.4 million, or $0.09 per diluted share for the three months ended September 30, 2012.

Cash operating costs per unit (including lease operating expense, workover expense, taxes other than income and general and administrative expense), after adjusting for selected items, were $34.10 per barrel of oil equivalent (Boe), for the three months ended September 30, 2012, compared to $33.22 per Boe for the comparable period of 2011.  Lease operating expense decreased 26% to $15.07 per Boe, versus $20.40 per Boe in the third quarter of 2011, mainly due to the lower cost structure, on a per Boe basis, associated with the newly acquired properties.  Workover expense was $1.09 per Boe compared to $0.38 per Boe for the three months ended September 30, 2011.  Taxes other than income were $4.31 per Boe during the quarter, compared to $3.85 per Boe in the same period of 2011.  General and administrative expense increased to $13.63 per Boe, after adjusting for selected items, compared to $8.59 per Boe for the same period of 2011 (see Selected Operating Data table for additional information), primarily to support Halcón’s expanding business base and increased corporate activities subsequent to the recapitalization of the Company in February 2012.

Floyd C. Wilson, Chairman and Chief Executive Officer, commented, “We have achieved our goal of building an oil company with a multi-year drilling inventory in several liquids-rich basins.  Now we turn to exploitation.  The drill bit is spinning to the right in all three of our core plays, plus a few others.  We have the knowledge, people and capital necessary to execute on our growth initiatives.”

Liquidity and Capital Spending

As of September 30, 2012, the Company had liquidity of $356.8 million, which consisted of $18.1 million in cash and $338.7 million of borrowing capacity available on its $1.5 billion senior revolving credit facility.

During the third quarter, Halcón spent $156.6 million on leasehold acquisitions, $85.7 million on drilling and completions and $31.9 million on infrastructure and other.  In addition, the Company used cash of $875.6 million to fund the cash consideration for the GeoResources and East Texas Assets acquisitions.

Recent Developments

Halcón recently announced that it has entered into a privately negotiated definitive agreement with Petro-Hunt, L.L.C. and an affiliated entity, to acquire producing and undeveloped oil and gas assets in the Williston Basin (“Williston Basin Assets”) for an aggregate purchase price of $1.45 billion, prior to closing adjustments, consisting of $700 million in cash and $750 million in equity.  The $750 million equity consideration will initially be issued as preferred stock that will automatically convert into the Company’s common stock at $7.45 per share following an increase in Halcón’s authorized common shares to accommodate conversion and obtaining certain regulatory approvals.

The Company closed $750 million aggregate principal amount of senior unsecured notes due 2021 (the “Notes”) into escrow on November 6, 2012.  The escrowed funds will be released upon closing of the Williston Basin Assets acquisition.  Halcón intends to use the net proceeds from the Notes of approximately $726 million to fund the cash portion of the Williston Basin Assets acquisition and for general corporate purposes.

The borrowing base under Halcón’s senior secured revolving credit facility will be increased to $850 million upon closing of the Williston Basin Assets acquisition.

Additionally, Halcón previously disclosed that it has entered into an agreement pursuant to which Canada Pension Plan Investment Board has agreed to purchase $300 million of the Company’s common stock at $7.16 per share, subject to customary closing conditions and the successful closing of the Williston Basin Assets acquisition.

The Williston Basin acquisition is fully financed and is expected to close in mid-December 2012.  On a pro forma basis to include the Williston Basin Assets acquisition and related financings (including legal, advisory and bank fees), Halcón’s liquidity as of September 30, 2012 was approximately $984 million.

Woodbine/Eagle Ford

During the quarter, the Company averaged four operated rigs and spud six operated wells across Leon, Madison and Grimes Counties, Texas.

Halcón now has approximately 200,000 net acres leased or under contract in the Woodbine/Eagle Ford play.  There are currently 15 horizontal wells producing, 6 wells being completed or waiting on completion and 6 wells being drilled.  All six wells being completed or waiting on completion are expected to be online before the end of 2012.  The Company expects to run five to six operated rigs in the play throughout 2013.

In an effort to lower drilling costs, Halcón has reduced the size of the intermediate hole in the wells it is drilling to 8.75 inches from 9.875 inches, eliminated intermediate casing in some areas and is utilizing pad drilling in all areas.  The Company expects to experience cost savings of approximately $1.0 million per well when these drilling efficiencies are applied, which represents a decrease of approximately 15% on the estimated total drilling and completion cost per well.

Bakken/Three Forks

Halcón averaged three operated rigs and spud seven wells on its operated acreage in Williams County, North Dakota and three wells on its operated acreage in Roosevelt County, Montana during the third quarter.  In addition, the Company participated in 16 non-operated wells in Mountrail County, North Dakota and 6 non-operated wells in Dunn, McKenzie and Williams Counties, North Dakota during the quarter.

Halcón has completed nine wells (seven in Williams County, North Dakota and two in Roosevelt County, Montana) in its operated Bakken program since August 1, 2012. Four of the wells have been online for less than 30 days and the other five have an average 30 day rate of 347 Boe/d (91% oil).  These five wells flowed up casing during the initial 30 day period and performed 11% better than the Company’s 30 day type curve forecast.  There are currently 33 wells producing, 1 well being completed, 5 wells waiting on completion and 3 wells being drilled on Halcón’s operated acreage.

Upon completion of the Williston Basin Assets acquisition, the Company will own in excess of 135,000 net acres across the play with eight operated rigs drilling.  Halcón has identified several opportunities for operational and infrastructure improvements on the newly acquired properties and intends to shift one or two rigs from the Williams County area to the higher interest and more prolific Fort Berthold area in the first quarter of 2013.

Utica/Point Pleasant

During the quarter, the Company focused on positioning itself for a continuous drilling program and prepared to spud its first two wells in the play.  The Allam 1H in Venango County, Pennsylvania was spud on October 25, 2012 and the Phillips 1H in Mercer County, Pennsylvania was spud on October 31, 2012.

Halcón currently has approximately 130,000 net acres leased or under contract in the play.  Plans are to add a third operated rig in early 2013 and a fourth operated rig later in 2013.  The first three wells drilled in the play will be spread across the Company’s acreage position and plans are to core and log each well.  First production is planned for late in the first quarter of 2013 as a 60 day resting period after fracture stimulation will be implemented.

Tuscaloosa Marine Shale (“TMS”)

Drilling has commenced on Halcón’s 70,000 net acre position prospective for the TMS in Louisiana.  The Company spud its first well, the Broadway 1H, in Rapides Parish, Louisiana, during the quarter.  The 14,100 foot vertical section of the well has been drilled, cored and logged.  Preliminary results are encouraging and Halcón is currently in the process of drilling a 5,000 to 7,000 foot lateral.

The Company intends to drill three horizontal wells across its acreage position and evaluate the results prior to implementing a development strategy.

Midway/Navarro

The Kollatschny 1 (95% working interest, 78% net revenue interest), located in Austin County, Texas, was completed in the Midway formation and had an initial gross production rate of approximately 595 Boe/d, or 95 barrels of 52 degree API gravity oil and 3 MMcf of 1,100 BTU natural gas, on a 15/64 choke.  The vertical well was fracture stimulated over four stages in the Midway sands after original completion operations in the Navarro sands yielded dry gas.  The Company is currently in the process of testing its second well, the Hillboldt 1.

Eagle Ford

Halcón averaged two rigs and spud six operated wells in Fayette and Gonzales Counties, Texas during the three months ended September 30, 2012.

Since August 2012, the Company has completed eight wells that have averaged 545 Boe/d (93% oil) during the first 30 days of production, which represents a 47% improvement when compared to the first three wells completed on this acreage position.  There are currently 20 wells producing, 3 wells waiting on completion and 2 wells being drilled in this play.

Due to a non-compete agreement, Halcón plans to divest its 24,000 net acre Eagle Ford position.  The marketing process is underway.

Outlook

In anticipation of the completion of the Williston Basin Assets acquisition in mid-December 2012, Halcón has reiterated previously disclosed production guidance for the fourth quarter of 2012 and updated its guidance for 2013 as follows:

		Full Year
	4Q12E	2013E
Production (Boe/d)
Low	17,000	40,000
High	20,000	45,000
% Oil		80%
% NGLs		5%
% Gas		15%

Operating Costs and Expenses ($/Boe)
Lease Operating
Low		$6.00
High		$8.00
Production Taxes
Low		$5.00
High		$6.00
Cash G&A
Low		$4.00
High		$6.00

Drilling & Completion Capex - Excluding A&D ($ in billions) (1)		$1.2

(1) Includes approximately $100 million directed towards the Eagle Ford assets that are currently being marketed for sale; Excludes discretionary capital related to leasehold acquisitions, infrastructure and other; Company expects to setup a seperate credit line for infrastructure capital during 2013.

Note: Fourth quarter 2012 guidance is provided on an SEC accounting basis and includes the Williston Basin Assets acquisition as of mid-December 2012.  Guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

Conference Call and Webcast Information

Halcón Resources Corporation (NYSE:HK) has scheduled a conference call for Thursday, November 8, 2012, at 10:00 a.m. EST (9:00 a.m. CST). To participate in the conference call, dial (877) 810-3368 for domestic callers, and (914) 495-8561 for international callers a few minutes before the call begins and reference Halcón Resources conference ID 43906764.  The conference call will also be webcast live over the Internet on Halcón Resources’ website at http://www.halconresources.com in the Investor Relations section under Events & Presentations.  A telephonic replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 15, 2012.  To access the replay, dial (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, in both cases referencing conference ID 43906764.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Scott Zuehlke, Vice President of Investor Relations, at 832-538-0314 or szuehlke@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Additionally, initial production rates, average 30 day production rates and improvements mentioned herein are not necessarily indicative of future production rates or performance.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Form 10-Q for the quarter ended September 30, 2012 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (“SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

 (In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating revenues:
Oil, natural gas and natural gas liquids sales
Oil	$65,662	$18,955	$109,042	$62,150
Natural gas	3,775	2,548	6,683	8,252
Natural gas liquids	3,214	2,644	7,006	7,582
Total oil, natural gas and natural gas liquids sales	72,651	24,147	122,731	77,984
Other	489	39	560	124
Total operating revenues	73,140	24,186	123,291	78,108
Operating expenses:
Production:
Lease operating	15,511	7,363	32,121	23,016
Workovers	1,123	136	2,384	1,032
Taxes	4,432	1,391	7,354	4,280
Restructuring	725	—	1,732	—
General and administrative	33,192	3,972	66,613	13,140
Depletion, depreciation and accretion	22,726	5,594	34,661	16,877
Total operating expenses	77,709	18,456	144,865	58,345
Income (loss) from operations	(4,569)	5,730	(21,574)	19,763
Other income (expenses):
Interest expense and other, net	(5,074)	(3,455)	(22,250)	(14,318)
Net gain (loss) on derivative contracts	(9,575)	22,617	(849)	16,635
Total other income (expenses)	(14,649)	19,162	(23,099)	2,317
Income (loss) before income taxes	(19,218)	24,892	(44,673)	22,080
Income tax provision	963	13,116	1,171	11,279
Net income (loss)	(20,181)	11,776	(45,844)	10,801
Non-cash preferred dividend	—	—	(88,445)	—
Net income (loss) available to common stockholders	$(20,181)	$11,776	$(134,289)	$10,801
Net income (loss) per common share:
Basic	$(0.11)	$0.45	$(1.01)	$0.41
Diluted	$(0.11)	$0.45	$(1.01)	$0.41
Weighted average common shares outstanding:
Basic	191,846	26,362	132,460	26,254
Diluted	191,846	26,362	132,460	26,254

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$18,126	$49
Accounts receivable	105,288	10,288
Receivables from derivative contracts	4,324	260
Income tax receivable	9,850	—
Deferred income taxes	533	2,601
Inventory	8,621	4,310
Prepaids and other	4,061	2,729
Total current assets	150,803	20,237
Oil and natural gas properties (full cost method):
Evaluated	1,710,797	715,666
Unevaluated	1,197,764	—
Gross oil and natural gas properties	2,908,561	715,666
Less : accumulated depletion and impairment	(534,134)	(501,993)
Net oil and natural gas properties	2,374,427	213,673
Other operating property and equipment:
Other operating assets and equipment	32,502	9,979
Less : accumulated depreciation	(7,463)	(7,133)
Net other operating property and equipment	25,039	2,846
Other non-current assets:
Receivables from derivative contracts	1,023	—
Debt issuance costs, net of amortization	23,531	5,966
Deferred income taxes	—	24,102
Equity in oil and gas partnerships	11,207	—
Funds in escrow	3,550	560
Goodwill	160,918	—
Other	939	418
Total assets	$2,751,437	$267,802
Current liabilities:
Accounts payable and accrued liabilities	$202,344	$25,061
Liabilities from derivative contracts	1,654	265
Asset retirement obligations	1,968	1,010
Total current liabilities	205,966	26,336
Long-term debt	1,175,000	202,000
Other non-current liabilities:
Liabilities from derivative contracts	254	805
Asset retirement obligations	42,651	32,703
Deferred income taxes	213,742	—
Other	10	10
Commitments and contingencies
Stockholders’ equity:
Preferred stock: 1,000,000 shares of $0.0001 par value authorized; no shares issued or outstanding	—	—
Common stock: 336,666,666 and 33,333,333 shares of $0.0001 par value authorized; 217,867,336 and 27,694,583 shares issued; 216,217,427 and 26,244,452 outstanding at September 30, 2012 and December 31, 2011, respectively	22	3
Additional paid-in capital	1,385,244	229,414
Treasury stock: 1,649,909 and 1,450,131 shares at September 30, 2012 and December 31, 2011, respectively, at cost	(9,298)	(7,159)
Accumulated deficit	(262,154)	(216,310)
Total stockholders’ equity	1,113,814	5,948
Total liabilities and stockholders’ equity	$2,751,437	$267,802

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$(20,181)	$11,776	$(45,844)	$10,801
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and accretion	22,726	5,594	34,661	16,877
Deferred income tax provision	894	13,082	1,030	11,129
Share-based compensation	1,401	872	3,866	2,227
Unrealized gain (loss) on derivative contracts	11,233	(22,283)	3,197	(16,391)
Amortization and write-off of deferred loan costs	(52)	335	6,247	3,325
Non-cash interest and amortization of discount	887	—	8,620	362
Other expense (income)	487	—	470	(22)
Cash flow from operations before changes in working capital	17,395	9,376	12,247	28,308
Changes in working capital, net of acquisitions	(1,119)	1,394	1,321	(4,495)
Net cash provided by operating activities	16,276	10,770	13,568	23,813
Cash flows from investing activities:
Evaluated oil and natural gas capital expenditures	(78,077)	(6,100)	(93,073)	(19,600)
Unevaluated oil and natural gas capital expenditures	(181,421)	—	(634,622)	—
Acquisition of GeoResources, Inc., net of cash acquired	(579,497)	—	(579,497)	—
Acquisition of East Texas Assets	(296,139)	—	(296,139)	—
Other operating property and equipment capital expenditures	(14,667)	(34)	(18,240)	(503)
Proceeds received from sales of property and equipment	208	—	554	473
Funds held in escrow	26,396	—	(2,989)	—
Net cash used in investing activities	(1,123,197)	(6,134)	(1,624,006)	(19,630)
Cash flows from financing activities:
Proceeds from borrowings	1,044,845	7,000	1,282,255	238,166
Repayments of borrowings	(120,000)	(12,037)	(328,000)	(235,222)
Debt issuance costs	(18,604)	—	(23,657)	(7,003)
Offering costs	(402)	—	(18,535)	—
Common stock repurchased	—	(9)	(2,139)	(117)
Preferred stock issued	—	—	311,556	—
Preferred beneficial conversion feature	—	—	88,445	—
Common stock issued	—	—	275,000	—
Warrants issued	—	—	43,590	—
Net cash provided by (used in) financing activities	905,839	(5,046)	1,628,515	(4,176)
Net increase (decrease) in cash	(201,082)	(410)	18,077	7
Cash at beginning of period	219,208	454	49	37
Cash at end of period	$18,126	$44	$18,126	$44

Supplemental cash flow information:
Cash paid for income taxes	$162	$50	$361	$531
Cash paid for interest, net of capitalized interest	486	3,330	3,931	12,036
Disclosure of non-cash investing and financing activities:
Asset retirement obligations	$643	$106	$689	$(23)
Preferred dividend	—	—	88,445	—
Payment-in-kind interest	5,804	—	14,669	362
Common stock issued for GeoResources, Inc.	321,416	—	321,416	—
Common stock issued for the East Texas Assets	130,623	—	130,623	—

HALCÓN RESOURCES CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Production volumes:
Oil (MBbls)	704	213	1,151	661
Natural gas (MMcf)	1,441	615	2,640	1,985
Natural gas liquids (MBbls)	85	45	163	136
Total (MBoe)	1,029	361	1,754	1,128
Average daily production (Boe)	11,185	3,924	6,401	4,132

Average prices:
Oil (per Bbl)	$93.27	$88.99	$94.74	$94.02
Natural gas (per Mcf)	2.62	4.14	2.53	4.16
Natural gas liquids (per Bbl)	37.81	58.76	42.98	55.75
Total per Boe	70.60	66.89	69.97	69.13

Cash effect of derivative contracts:
Oil (per Bbl)	$0.65	$—	$0.04	$(2.70)
Natural gas (per Mcf)	0.83	0.65	1.09	1.09
Natural gas liquids (per Bbl)	—	—	—	—
Total per Boe	1.61	1.11	1.67	0.34

Average prices computed after cash effect of settlement of derivative contracts:
Oil (per Bbl)	$93.92	$88.99	$94.78	$91.32
Natural gas (per Mcf)	3.45	4.79	3.62	5.25
Natural gas liquids (per Bbl)	37.81	58.76	42.98	55.75
Total per Boe	72.21	68.00	71.64	69.47

Average cost per Boe:
Production:
Lease operating	$15.07	$20.40	$18.31	$20.40
Workovers	1.09	0.38	1.36	0.91
Taxes	4.31	3.85	4.19	3.79
General and administrative, as adjusted (1)	13.63	8.59	17.28	9.68
Restructuring costs	0.70	—	0.99	—
Depletion	20.99	13.69	18.32	13.22

(1) Represents general and administrative costs per boe, adjusted for items noted in the reconciliation below:

General and administrative:
General and administrative, as reported	$32.26	$11.00	$37.98	$11.65
Share-based compensation:
Cash	—	—	(0.21)	—
Non-cash	(1.36)	(2.41)	(0.79)	(1.97)
Recapitalization and change in control:
Cash	—	—	(6.07)	—
Non-cash	—	—	(1.42)	—
Acquisition and merger transaction costs:
Cash	(17.27)	—	(12.21)	—
General and administrative, as adjusted	$13.63	$8.59	$17.28	$9.68

HALCÓN RESOURCES CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Unrealized loss (gain) on derivatives:(1)
Crude oil	$10,717	$(22,333)	$2,670	$(19,606)
Natural gas	1,100	(411)	1,971	1,087
Interest rate	—	138	(518)	556
Total mark-to-market non-cash charge	11,817	(22,606)	4,123	(17,963)
Recapitalization expenditures(2)	—	—	21,980	2,718
Restructuring(3)	725	—	1,732	—
Acquisition and merger transaction costs and other(4)	17,773	—	21,412	—
Selected items, before income taxes and preferred dividend	30,315	(22,606)	49,247	(15,245)
Income tax effect of selected items(5)	(11,004)	8,206	(17,877)	5,534
Selected items, net of tax and before preferred dividend	19,311	(14,400)	31,370	(9,711)
Non-cash preferred dividend(6)	—	—	88,445	—
Total selected items	19,311	(14,400)	119,815	(9,711)
Net income (loss) available to common, as reported	(20,181)	11,776	(134,289)	10,801
Net income (loss) available to common, excluding selected items	$(870)	$(2,624)	$(14,474)	$1,090

Basic net income (loss) per common share, as reported	$(0.11)	$0.45	$(1.01)	$0.41
Impact of selected items	0.10	(0.55)	0.90	(0.37)
Basic net income (loss) per common share, excluding selected items	$(0.01)	$(0.10)	$(0.11)	$0.04

Diluted net income (loss) per common share, as reported	$(0.11)	$0.45	$(1.01)	$0.41
Impact of selected items	0.10	(0.55)	0.90	(0.37)
Diluted net income (loss) per common share, excluding selected items	$(0.01)	$(0.10)	$(0.11)	$0.04

Cash flow from operations before changes in working capital	$17,395	$9,376	$12,247	$28,308
Cash components of selected items	18,498	—	36,810	—
Income tax effect of selected items(5)	(6,715)	—	(13,362)	—
Cash flow from operations before changes in working capital, adjusted for selected items	$29,178	$9,376	$35,695	$28,308

Cash flow from operations before changes in working capital per diluted share	$0.09	$0.36	$0.09	$1.08
Impact of selected items	0.06	—	0.18	—
Cash flow from operations before changes in working capital per diluted share, adjusted for selected items	$0.15	$0.36	$0.27	$1.08

(1) Represents the non-cash unrealized loss (gain) associated with the mark-to-market valuation of outstanding derivative contracts.

(2) Represents costs related to the recapitalization, change in control and credit facility refinancing.

(3) Represents costs related to relocating key administrative functions to corporate headquarters.

(4) Represents costs primarily related to acquisitions of producing properties and mergers.

(5) Represents tax impact using an estimated tax rate of 36.3%.

(6) Represents amortization of the non-cash preferred dividend as a result of the beneficial conversion feature of convertible preferred stock.